Exhibit 10.30

AMENDMENT TO SEVERANCE AGREEMENT

This Amendment to Severance Agreement (“Agreement”), which is effective as of the date executed by both parties (the “Effective Date”), is by and between Bill Johnston (“Executive”), and his employer, Qwest Services Corporation, its parent, subsidiaries, successors or affiliates (“Company”):

WHEREAS, Executive may be considered to be a “specified employee” under Section 409A of the Internal Revenue Code (“Section 409A”) and Company and Executive wish to amend the Severance Agreement entered into between Executive and Company on February 23, 2006 (“Severance Agreement”), as set forth below in order to comply with Section 409A. Company and Executive also agree to amend certain other provisions as set forth herein.

Therefore, the Severance Agreement is amended as set forth herein. All other terms and conditions of the Severance Agreement are unchanged by this Amendment and remain in full force and effect, including but not limited to the requirement that Executive execute the Waiver and Release Agreement (attached to his or her Severance Agreement as Attachment A) as a condition of receiving severance benefits. Executive and Company agree that sufficient consideration has been provided to support this Amendment.

The Severance Agreement is amended as follows:

1. Paragraph 3(a), entitled “Termination for Cause” is amended in its entirety and shall be replaced with:

a. Termination for Cause. The Company may, in its sole discretion, immediately terminate this Agreement and Executive’s employment for Cause by giving notice to Executive. If Executive’s employment is terminated for Cause pursuant to this paragraph 3.a., Executive shall not be entitled to any severance payment or any other post-employment obligation provided under this Agreement. Any one or more of the following events shall, for purposes of this Agreement, constitute Cause:

(1) Commission of an act deemed by the Company in its sole discretion to be an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties;

(2) Unlawful conduct that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties, as determined by the Company in its sole discretion;

(3) Conviction of (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude;

AMENDMENT TO SEVERANCE AGREEMENT

(4) Continued failure to substantially perform Executive’s duties to the satisfaction of his or her supervisor (other than such failure resulting from Executive’s incapacity due to physical or mental illness) after the delivery of written notice to Executive specifically identifying the manner in which Executive has failed to substantially perform his or her duties and Executive has been afforded a reasonable opportunity to substantially perform his or her duties; or

(5) A willful, violation of the Qwest Code of Conduct or other Qwest policies that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties, as determined by the Company in its sole discretion.

For two years following a Change in Control, a termination for Cause shall require the approval of the Board of Directors.

2. Paragraph 15, entitled “Complete Agreement” is amended in its entirety and replaced with:

15. COMPLETE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the matters addressed in this Agreement, and supersedes all prior representations, understandings and agreements of the parties with respect to the matters addressed in this Agreement, including, but not limited to, any and all prior agreements for the payment of severance benefits. The parties acknowledge that no promises or representations have been made to induce Company or Executive to sign this Agreement other than as expressly set forth in this Agreement, and that each party has signed this Agreement as a free and voluntary act. No term or provision of this Agreement may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by both Executive and the Chief Human Resources Officer of Company.

3. A new paragraph 22 is added as follows:

22. COMPLIANCE WITH SECTION 409A OF THE CODE. Notwithstanding any other provision of this Agreement, in the event that any payment or the provision of any benefit provided under this Agreement constitutes a “deferred compensation plan” within the meaning of Section 409A of the Code and any related guidance or regulations (including proposed regulations) (collectively “Section 409A”), the following provisions shall apply:

a. Separation from Service. No payment or provision of benefits shall be made upon a “termination of employment” unless such termination of employment also constitutes a “separation from service” under Section 409A (“Separation from Service”).

AMENDMENT TO SEVERANCE AGREEMENT

b. 6-Month Delay. If Executive is a “specified employee” within the meaning of Section 409A, then the payment or provision of benefits shall be made as set forth below; provided, however, no such payment or provision shall be made before the date that is six months after Executive’s Separation from Service (or, if earlier, the date of Executive’s death) (the “6-Month Delay”). The determination of whether Executive is a “specified employee” shall be made in accordance with Section 409A using an identification date of December 31.

(1) Payment of Cash Benefits. Any cash payment hereunder to Executive, including, but not limited to the Standard Severance Amount, shall be paid according to the following provisions:

(A) the Standard Severance Amount shall be paid out as follows:

(i) a lump sum payment equal to one-half of the Standard Severance Amount will be paid as soon as administratively practicable following the 6-Month Delay;

(ii) the remainder of the Standard Severance Amount will be paid, in substantially equal installments, through the Company’s regular management payroll processes for 6 months beginning on the first regular payroll period following the payroll period in which the payment under paragraph 22(b)(1)(A)(i) is made; and

(iii) if, at the end of the 12-month period following termination, Executive has not breached or threatened to breach any part of this Agreement, Executive also will receive a lump-sum payment equal to Executive’s highest annual target bonus in effect during the 12 months preceding the termination of Executive’s employment, minus any applicable or legally-required withholdings.

(B) Any other 409A arrangement which provide cash benefits that are payable before the 6-Month Delay shall be paid as follows:

(i) a lump sum payment equal to one-third of the total cash benefit will be paid as soon as administratively feasible following the Six-Month Delay; and

AMENDMENT TO SEVERANCE AGREEMENT

(ii) the remainder of the total cash benefit will be paid, in equal installments, through the Company’s regular management payroll processes for 12 months beginning on the first regular payroll period the payroll period in which the payment under paragraph 22(b)(1)(B)(i) is made.

(2) Payment of Noncash Benefits. The payment for any noncash benefits, including, but not limited to, any applicable premium payments related to such noncash benefits, shall be made by Executive during the 6-Month Delay, and Executive shall be reimbursed by the Company for such payments as soon as administratively practicable following the expiration of the Six Month Delay. Executive shall be solely liable for all timely payments and elections as may be necessary to retain such noncash benefits, and the Company shall not be liable to Executive, any dependent and/or qualified beneficiary for any loss of any kind, including the loss of noncash benefits relating to Executive’s failure to timely make any payments or elections as required under the applicable benefit plan or this paragraph 22. By signing this Agreement, Executive acknowledges this provision and the ramifications, including the potential loss of benefits, of the failure to comply with this provision.

c. Modification. The payment or provision of benefits under any other arrangement under this Agreement that is subject to Section 409A may be modified or amended in order to comply with Section 409A.

QWEST SERVICES CORP.:

By:	/s/ TERESA TAYLOR	3/3/06
	Teresa A. Taylor	Date
EVP - Chief Human Resources Officer

Executive:

By:	/s/ BILL JOHNSTON	4/24/06
	Bill Johnston	Date
VP - Assistant Controller